Exhibit 99.1

PRESS RELEASE DATED AUGUST 31, 2007

Enthrust Financial Services, Inc. Changes Name to Rodman & Renshaw Capital Group, Inc.

Trading symbol changed to RDRN

New York, NY, August 31, 2007 – Enthrust Financial Services, Inc. (OTCBB: EFSV), the holding company of Rodman & Renshaw Holding, LLC, today announced that it has effected its previously announced name change to Rodman & Renshaw Capital Group, Inc. The company’s common stock will continue to be listed on the OTC Bulletin Board under the new symbol RDRN.

About The Company

Rodman & Renshaw is a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to institutional investor clients that focus on such companies. Through its AcumenBioFin TM division, Rodman is a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

Contact:
John J. Borer III, Chief Executive Officer
(212) 356-0530